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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
BioMed Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-117977) dated August 6, 2004 of our reports on the statements of revenue and certain expenses of Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, which reports appear in the current report on Form 8-K/A of BioMed Realty Trust, Inc. dated October 25, 2004.

Our reports refer to the fact that the statements of revenue and certain expenses of Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of their revenue and expenses.





                                  /s/ KPMG LLP




San Diego, California
October 25, 2004